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                                 EXHIBIT 16.1



January 24, 1997


Mr. Michael Sutton
Chief Accountant
Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549


Dear Mr. Sutton:

We have read Item 4 included in the attached Form 8-K dated January 17, 1997 of MVE Holdings, Inc. and MVE, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
Attachment